Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Altus Midstream Company (the “Company”) for the registration of (i) 360,531,332 shares of the Company’s Class A Common Stock and 6,364,281 Warrants to purchase shares of the Company’s Class A Common Stock to be offered and sold by the selling securityholders identified in this Registration Statement and (ii) 12,557,370 shares of the Company’s Class A Common Stock to be issued and sold by the Company upon exercise of its outstanding public warrants, and to the incorporation by reference therein of our report dated August 15, 2018, with respect to the combined financial statements of Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline, included in its Current Report on Form 8-K dated November 13, 2018 and in its Proxy Statement on Schedule 14A dated October 22, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 19, 2018